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                                  EXHIBIT 10.32
          EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND DANIEL C. PRYOR

  THIS EMPLOYMENT AGREEMENT ("Agreement"), is made as of April 24, 2004 by and

BETWEEN Wilshire Enterprises, Inc., a Delaware corporation with an office located at 921 Bergen Avenue, Jersey City, New Jersey (the "Company"),

AND  Daniel C. Pryor, residing in Mercer County, New Jersey ("Employee"),

                        W I T N E S S E T H    T H A T:

     WHEREAS, the Company is engaged in the business of conducting real estate investment operations; and

     WHEREAS, it is a condition of Employee's employment hereunder that Employee agree to be bound by the noncompetition, nonsolicitation and confidentiality provisions hereof; and

     WHEREAS, it is a condition of Employee's acceptance of employment hereunder that Employer agree to be bound by the terms hereof, including those relating to indemnification and severance payment upon certain terminations of employment;

     WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

     1. EMPLOYMENT. The Company hereby employs Employee, and Employee accepts employment by the Company, on the terms and conditions herein set forth.

     2. TERM AND TERMINATION.

        2.1 TERM AND VESTING.

                        (a) The term of Employee's employment under this Agreement shall be for a period commencing on the date hereof and ending on June 30, 2006 (the "Expiration Date"), subject to earlier termination as provided herein and subject to extension for one additional year as provided herein. In the event that neither party notifies the other party on or before June 30, 2005 that such party does not intend to extend the term of this Agreement beyond June 30, 2006, then the term of this Agreement shall be extended to June 30, 2007 and, in that event, the phrase "Expiration Date" shall mean June 30, 2007. The period from the date hereof until the Expiration Date is referred to herein as the "Term".

                       (b) In the event that the Company elects not to extend or renew this Agreement beyond the Expiration Date, then all of Employee's Options that have not yet vested shall fully vest as of the Expiration Date. For purposes of this Agreement, the term "Options" shall mean any stock options granted to the Employee pursuant to any benefit plan adopted by the Company, and any stock options otherwise granted to the Employee by the Company. Additionally, "Options" shall also include any other equity based compensation granted to the Employee by the Company including, but not limited to, stock appreciation rights and restricted stock awards.


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          2.2 TERMINATION FOR CAUSE. The Company may terminate Employee's employment prior to the Expiration Date for Cause (as defined below), with such notice as is specified below. For this purpose, "Cause" means (i) the commission by Employee of any material act of dishonesty with respect to the Company, or the commission by Employee of any act of moral turpitude, in either case which could, in the judgment of the Board of Directors of the Company, adversely and materially affect the Company, or its businesses or assets (ii) the conviction of any crime of theft or dishonesty, or any felony, (iii) a determination by a court that the Employee has willfully violated any law in the course of performing his duties hereunder (excluding misdemeanors), the effect of which could, in the judgment of the Board of Directors, adversely and materially affect the Company or its businesses or assets, (iv) a determination by a regulatory body with oversight over the Company that the Employee willfully violated a material regulatory obligation of the Company, the effect of which could, in the judgment of the Board of Directors of the Company, adversely and materially affect the Company or its businesses or assets, and which violation was within the reasonable control of the Employee, (v) a material breach of any of the provisions of Sections 6 (confidentiality), 7 (noncompetition), 8 (nonsolicitation) and 9 (records and other material), or (vi) Employee's habitual gross negligence or willful misconduct in the performance of his duties or Employee's failure to perform in any material respect any material policy of the Company (provided, however, that with respect to items v and vi above, Employee is given written notice of such breach, failure or violation and fails to cure such breach, failure or violation within thirty (30) calendar days after his receipt of such notice, and provided further, that if Employee is diligently pursuing a cure at the expiration of such 30-day period, then he shall have an additional ten (10) days in which to effect the cure).

          2.3 TERMINATION UPON DEATH OR DISABILITY. Employee's employment pursuant to this Agreement shall automatically terminate in the event of, and on the date of, Employee's death. In the event that Employee is unable to perform his duties under this Agreement due to illness, physical or mental incapacity or disability and fails to perform such duties for periods aggregating ninety (90) days, whether or not continuous, in any continuous period of three hundred sixty
(360) days ("Disability"), the Company has the right, subject to applicable law, to terminate Employee's employment upon at least thirty (30) days prior written notice.

          2.4 VOLUNTARY TERMINATION. The Employee may terminate this Agreement without Good Reason (as defined herein), provided that the Employee provides the Company with not less than sixty (60) days prior written notice of such termination.

          2.5 TERMINATION WITHOUT CAUSE. The Company may terminate Employee's employment prior to the Expiration Date without Cause at and for the Company's sole convenience and in its sole discretion upon not less than 30 days' prior written notice; provided, however, that in the event that Employee notifies the Company prior to the end of such 30 day period that he has elected to exercise his right to terminate this Agreement pursuant to Section 2.7 (assuming such right then exists), then the provisions of this Section 2.5 shall be inapplicable and the provisions of Section 2.7 shall govern such termination. In the event of a termination pursuant to this Section 2.5, the Company shall pay Employee his salary in accordance with the terms of this Agreement from the date of such termination until the Expiration Date. The Company also shall waive the premium cost of COBRA coverage until the Expiration Date should Employee elect rider coverage, provided, however, that in no event shall the COBRA coverage period exceed eighteen (18) months. All of Employee's Options that have not yet vested shall fully vest as of the date of such termination. As a condition to the continuation of payments and benefits hereunder and acceleration of vesting of Employee's Options, Employee shall execute and deliver (a) an effective general release and agreement not to sue in a form reasonably acceptable to the Company pursuant to which Employee agrees, among other things, (i) to release all claims against the Company and certain related parties (excluding claims for any severance benefits payable hereunder), (ii) not to maintain any action, suit, claim or proceeding against the Company and certain related parties and
(iii) to be bound by certain confidentiality and non-disparagement covenants specified therein, and (b) Employee's resignation from all positions which Employee then holds with the Company.


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          2.6 TERMINATION WITH GOOD REASON. The Employee may terminate his employment prior to the Expiration Date for Good Reason (as hereinafter defined) upon not less than 30 days' prior written notice advising the Company that the Employee is effecting a termination pursuant to this Section 2.6. In such event, the Company shall pay Employee his salary in accordance with the terms of this Agreement from the date of such termination until the Expiration Date. The Company also shall waive the premium cost of COBRA coverage until the Expiration Date should Employee elect rider coverage, provided, however, that in no event shall the COBRA coverage period exceed eighteen (18) months. All of Employee's Options that have not yet vested shall fully vest as of the date of such termination. As a condition to the continuation of payments and benefits hereunder and acceleration of vesting of Employee's Options, Employee shall execute and deliver (a) an effective general release and agreement not to sue in a form reasonably acceptable to the Company pursuant to which Employee agrees, among other things, (i) to release all claims against the Company and certain related parties (excluding claims for any severance benefits payable hereunder),
(ii) not to maintain any action, suit, claim or proceeding against the Company and certain related parties and (iii) to be bound by certain confidentiality and non-disparagement covenants specified therein, and (b) Employee's resignation from all positions which Employee then holds with the Company. For purposes of this Agreement, the term "Good Reason" shall mean (x) a determination by the Company to move its corporate headquarters to a location that is outside of New Jersey and outside of the New York City metropolitan area or (y) a material breach by the Company of any of its agreements hereunder (provided, however, that with respect to item (y) above, the Company is given written notice of such breach and fails to cure such breach within thirty (30) calendar days after its receipt of such notice, and provided further, that if the Company is diligently pursuing a cure at the expiration of such 30-day period, then it shall have an additional ten (10) days in which to effect the cure). The Company shall not be deemed to have breached this Agreement in the event that the Company requires the Employee to perform responsibilities other than the responsibilities described herein, provided that such responsibilities are consistent with Employee's role as an executive officer of the Company.

           2.7 TERMINATION UPON A CHANGE IN CONTROL. The Employee may terminate his employment if, prior to the Expiration Date, a Change in Control (as hereinafter defined) is consummated, provided that the Employees notifies the Company within 60 days after the consummation of such Change in Control that he intends to terminate this Agreement pursuant to this Section 2.7, such termination to take effect 15 days after such notice is delivered. In such event, the Company shall pay Employee, simultaneously with such termination and in lieu of any other payment hereunder (with respect to the period subsequent to the date of termination), a lump sum equal to the lesser of (x) 200% of the Employee's then current annual salary and (y) the maximum amount which the Company is entitled to pay to the Employee without there being an "excess parachute payment" to the Employee within the meaning of Section 280G(b)(1) of the Internal Revenue Code, as amended. All of Employee's Options that have not yet vested shall fully vest as of the date of such termination. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events with respect to the Company:

                        (a) the acquisition of the beneficial ownership, as defined under the Securities Exchange Act of 1934, of 50% or more of the Company's voting securities or all or substantially all of the assets of the Company by a single person or entity or group of affiliate persons or entities (other than an employee benefit plan or trust maintained for the benefit of the Company's employees);

                        (b) the merger, consolidation or combination of the Company with an unaffiliated corporation unless, immediately after such transaction, the stockholders of the Company immediately prior to such transaction continue to own more than 50% of the outstanding voting securities of the Company or any entity that controls the Company; or


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                       (c) during any period of two consecutive calendar years,
individuals who at the beginning of such period constitute the Board of Directors of the Company ("Beginning Directors") cease for any reason to constitute at least two-thirds thereof, unless the election or nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the Beginning Directors who remain in office at the time such new director is so elected (any such director who is elected by such vote being thereafter included within the definition of the term "Beginning Director"); or

                       (d) the transfer of all or substantially all of the Company's real estate assets.

            2.8 PAYMENTS UPON TERMINATION. Upon termination of the employment of Employee with the Company for any reason or no reason (including non-renewal at the end of the term), the Company shall pay to Employee Employee's unpaid salary up to and including the date of termination and any unpaid reimbursement of expenses outstanding as of the date of termination. Except as otherwise provided in Sections 2.5, 2.6 and 2.7, to the extent applicable, any benefits to which Employee or his beneficiaries may be entitled under the benefit plans and programs provided pursuant to Section 4.5 as of the date of termination will be determined in accordance with the terms of such plans and programs, and in accordance with federal and applicable state laws. Except as provided in this
Section 2.8, and to the extent applicable, Sections 2.5, 2.6 and 2.7, the Company shall have no further liability to Employee or Employee's heirs, beneficiaries or estate for compensation, benefits, severance or similar obligations arising out of the employment relationship.

     3. POSITION AND DUTIES. Employee shall serve full-time initially as the Vice President-Business Development of the Company and subsequent to June 30, 2004 as President, Chief Financial Officer and Chief Operating Officer of the Company and will have such powers and duties as are commensurate with such positions and as may be conferred upon him from time to time by the Chief Executive Officer and the Board of Directors of the Company. Employee shall report to the Chief Executive Officer and the Board of Directors of the Company. During Employee's employment with the Company under this Agreement, Employee shall devote his entire business time, attention and energies to the business of the Company, shall perform his duties honestly, diligently, competently, in good faith and in what Employee reasonably believes to be in the best interests of the Company and shall not undertake any other employment or business association which requires the rendering of personal services, except that Employee may serve on the boards of charitable nonprofit organizations and, with the prior written consent of the Board of Directors of the Company, on the boards of other organizations, provided, however that in either case, such service does not interfere with his duties hereunder. Employee's employment under this Agreement is subject to the Company's employment policies, procedures and practices generally applicable to executive officers which are not contrary to the express provisions of this Agreement.

     4.   COMPENSATION AND BENEFITS.

          4.1 SALARY. For all services rendered by Employee under this Agreement, the Company will pay to Employee a fixed base salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) on an annualized basis, payable in accordance with the customary payroll practices of the Company, as they may be in effect from time to time, but in any event not less frequently than once per month.

          4.2 BONUS. Employee shall be entitled to receive such bonuses as shall be determined from time to time by the Board of Directors of the Company (or any committee thereof) in its discretion..


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          4.3 STOCK OPTIONS. Employee shall be entitled to participate in any stock option plan or stock incentive plan, or other equity based benefit maintained by the Company for the benefit of its senior executives or its employees generally; provided, however, that the grant of any Options or other benefit shall be in the discretion of the committee or committees administering such plans.

          4.4 WITHHOLDING. Payments of compensation pursuant to this Agreement are subject to applicable payroll withholding requirements.

          4.5 BENEFITS. Employee is entitled to participate in any health, insurance, disability and other benefit plans that the Company from time to time maintains generally for the benefit of its senior executives, subject to eligibility requirements and other terms and provisions of such plans. Any or all of the benefit policies or plans may be modified, amended or terminated by the Company at any time and from time to time in its discretion. The amount of employer/employee contributions is also subject to change in the Company's discretion.

          4.6 AUTOMOBILE ALLOWANCE. The Company shall provide Employee with an automobile allowance of $1,000 per month during the term of this Agreement.

          4.7 VACATION AND HOLIDAYS. Employee is entitled to paid vacation and holidays in accordance with the Company's policies for senior executives, as they may exist from time to time; provided, however, that in any event, Employee shall be entitled to four weeks paid vacation per year (to be taken at mutually agreeable times and for no more than two weeks at a time), in addition to any other paid holidays which are customarily observed by the Company.

     5. EXPENSES. The Company will pay or reimburse Employee for all reasonable travel or other business expenses that Employee incurs in performing his duties and obligations to the Company, subject to the Company's policies and procedures from time to time in effect and to presentation of appropriate vouchers in accordance with such policies and procedures.

     6.   CONFIDENTIALITY.

          6.1 While employed by the Company, acting as a consultant to the Company or otherwise acting in another capacity for the Company, Employee has and may necessarily acquire knowledge of Confidential Information (defined below). At all times, both during the term of Employee's employment or other affiliation and thereafter for a period of three (3) years (the "Covered Period"), Employee will keep all Confidential Information in strictest confidence and trust. Employee hereby acknowledges and agrees that the Company has expended, and will continue to expend, considerable time, effort and expense to develop trade secrets and other Confidential Information and that the Company's Confidential Information is unique and constitutes valuable property of the Company. Employee further acknowledges and agrees that at all times the Confidential Information is owned by the Company (or disclosed to the Company by third parties) with an expectation of confidentiality and that Employee does not have any ownership or other proprietary interest in or to the Confidential Information, notwithstanding that it is necessary for the Company to disclose some or all of the Confidential Information to Employee in confidence in order for Employee to perform his duties for the Company.

          6.2 With respect to Confidential Information, Employee agrees that during the Covered Period:

               (a) Employee will use Confidential Information only in the performance of his duties for the Company, and Employee will not use it at any time (during or after employment or other affiliation with the Company) for personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company; and


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               (b) Employee will not disclose any Confidential Information at any time (during or after employment or other affiliation with the Company) except to authorized personnel of the Company unless (i) such action is consistent with the performance of Employee's duties hereunder, (ii) the Chief Executive Officer, the General Counsel or the Board of Directors of the Company authorizes such disclosure in advance in writing or (iii) the information becomes generally of public knowledge through no act or omission of Employee.

               For purposes hereof, "Confidential Information" means all trade secrets and all other confidential non-public or proprietary information, data, "know-how" or technology with respect to the business of the Company or any of its affiliates or any of the activities, services, products, customers, suppliers, objectives or strategies of the Company or any of its affiliates, including without limitation information and materials relating to the financial condition, operations or performance of the Company or any of its affiliates and appraisals relating to the Company's existing properties and prospective properties.

          6.3 The provisions of this Section 6 shall not apply to information
(i) that has been or hereafter is generally known in the Company's industry or is or becomes otherwise in the public domain through no fault of Employee, (ii) that was known to Employee prior to his consulting engagement or employment with the Company and prior to the engagement by the Company of any employer of the Employee and which he is under no obligation to keep confidential, (iii) that has become available on a non-confidential basis from a source other than the Company or any of its affiliates or representatives which Employee reasonably believes is entitled to disclose it, or (iv) the disclosure of which is required by law or pursuant to court order or determined by Employee in good faith to be necessary or appropriate to comply with any legal, administrative or regulatory order, regulation, governmental investigation or requirement.

     7. COVENANT NOT TO COMPETE. During the period (the "Restricted Period") commencing on the date hereof and terminating on the date that is two (2) years after the date of termination of Employee's employment under this Agreement for any reason or no reason (including non-renewal at the end of the term), Employee agrees that he will not, unless he obtains the prior written consent of the Chief Executive Officer or the Board of Directors of the Company, engage in or carry on, directly or indirectly, with or without compensation, the business of investing in, owning, leasing or licensing any real property which the Company or any subsidiary invested in, owned, leased or licensed or evaluated (with Employee's knowledge) for purposes of investing, owning, leasing or licensing during the period commencing on the date hereof and ending on the date of the termination of Employee's employment under this Agreement, either for himself or as a member, partner or manager of a partnership, limited partnership, limited liability company or joint venture or as a shareholder (other than as a holder of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation), investor, officer or director of a corporation or as an employee, agent, member, manager, associate, independent contractor or consultant of any individual, partnership, corporation, limited liability company or other entity.

     8. NO SOLICITATION OF CUSTOMERS OR EMPLOYEES. During the Restricted Period, Employee agrees that he will not, unless he obtains the prior written consent of the Company's Board of Directors or Chief Executive Officer, directly or indirectly (whether as an owner, partner, shareholder, agent, member, manager, officer, director, employee, independent contractor, consultant, or otherwise):

          8.1 Undertake, solicit or assist any third party in undertaking or soliciting, or divert or attempt to divert away from the Company, the business of any person or entity that is or was at any time within the six (6) months prior to the solicitation, a customer of the Company; or


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          8.2 Hire, solicit or induce or assist any third party in hiring, soliciting or inducing any employee, agent, consultant or independent contractor of Company to leave its employ or work for anyone in competition with the Company.

     9. RECORDS AND OTHER MATERIAL. Employee agrees that all records, files, memoranda, reports, customer lists, programs, or any other similar records or documents relating to the business of the Company (including without limitation those which may have been used or prepared by Employee, whether or not part of the Confidential Information), remain the sole personal property of the Company (except for programs owned by third parties) and remain at all times, both during and after Employee's employment or other affiliation with the Company, in the control of the Company. Employee hereby agrees that upon the termination of his employment or other affiliation with the Company for any reason whatsoever, Employee shall immediately surrender all such records and documents, and all copies thereof, together with any other Company property in Employee's possession, to the Company at its principal business office or such other location as directed by the Company.

     10.  NON-DISPARAGEMENT.

          10.1 Employee hereby agrees that, during the course of Employee's employment with the Company and thereafter during the Covered Period, he will not disparage or defame the Company's business or capabilities, plans or management to any client, business partner, employee, media, other entity or competitor with the effect of adversely impacting the goodwill of the Company. Anything herein to the contrary notwithstanding, there shall be no restriction whatsoever on Employee's communications with regulators, law enforcement officials, government administrators or officials, or on any communication which in Employee's good faith judgment is appropriate in the performance of his duties (including in discussions with analysts and shareholders), or which is otherwise undertaken in a good faith belief that such communication is required under the relevant legal or regulatory environment.

          10.2 The Company hereby agrees that, during the course of Employee's employment with the Company and thereafter during the Covered Period, neither the Company nor its executive officers and directors shall, directly or indirectly, in any way, comment (orally or in writing) negatively about Employee to any individual or entity, disparage or defaming Employee's capabilities to any potential employer or business partner, any client, media or any other entity, or doing anything else to affect adversely the reputation of Employee. Anything herein to the contrary notwithstanding, there shall be no restriction whatsoever on the Company's communications with regulators, law enforcement officials, government administrators or officials, or on any communication which in the good faith judgment of the Company's Chief Executive Officer or General Counsel is appropriate (including in discussions with analysts and shareholders), or which is otherwise undertaken in a good faith belief that such communication is required under the relevant legal or regulatory environment.

     11. INTERPRETATION OF COVENANTS. Each of the covenants in Sections 6 through 10 are to be construed as independent of any other covenants or other provisions of this Agreement. If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy or any of the covenants set forth in Sections 6 through 10 (or any of the provisions of this Agreement in general) not fully enforceable, the other provisions of Sections 6 through 10, and this Agreement in general, shall nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that such court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 7). In the event the Employee breaches any of the covenants of Sections 7 or 8, the Restricted Period for any such covenant shall be extended by that amount of time in which the Employee is in breach of said covenant.


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     12. REASONABLE RESTRICTIONS. Employee acknowledges and agrees that the restrictions on the activities in which he may engage that are set forth in Sections 6 through 10 of this Agreement, and the period of time and geographic area for which such restrictions apply are reasonable and necessary to protect the Company's legitimate business interests. Employee acknowledges that the existence of such restrictions during the Restricted Period will not prevent him from earning a livelihood.

     13. DAMAGES INADEQUATE REMEDY. Employee understands and agrees that if he breaches or threatens to breach any of the provisions in Sections 6 through 10 of this Agreement, Company would suffer irreparable harm and damages would be an inadequate remedy. Accordingly, Employee agrees that, in the event of his breach or threatened breach, the Company shall have the right to seek injunctive relief and other equitable relief in addition to any other remedies that may be available without the posting of a bond.

     14. INSURANCE AND INDEMNIFICATION. The Company shall indemnify and defend Employee from and against any threatened or pending action, suit, or proceeding arising out of the performance of Employee's duties or his service as a director, officer, employee or agent of the Company, to the fullest extent allowed by the least restrictive of law, the Company's certificate of incorporation and the Company's by-laws (as each may be amended from time to time), except to the extent that the Board of Directors determines that indemnification is not proper due to Employee having failed to meet the applicable standard of conduct set forth in Section 145 of the General Corporation Law of the State of Delaware. The Company shall have the right to defend Employee against any such action, suit or proceeding with counsel of its choice, subject to the requirements of the applicable rules of professional conduct for attorneys. In the event that the Company is unable to assume the defense of Employee, then during the pendency of any such proceeding the Company shall, to the fullest extent allowed by the least restrictive of law, the Company's certificate of incorporation and the Company's by-laws (as each may be amended from time to time), advance reasonable expenses that are incurred, from time to time, by Employee in connection with any threatened or pending action, suit or proceeding arising out of the performance of Employee's duties or his service as a director, officer, employee or agent of the Company, subject to the receipt by the Company of an undertaking to the extent required by law, the Company's certificate of incorporation and the Company's by-laws (as each may be amended from time to time). In any event, the Company shall indemnify Employee only for expenses actually and necessarily incurred by him in connection with the defense of any such action, suit or proceeding. Notwithstanding the foregoing, it is understood that the provisions of this Section 14 shall not extend to any action, suit, or proceeding commenced by the Employee against the Company.

     15. NOTICES. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given (i) if by hand delivery or by facsimile, upon delivery thereof, (ii) if by a recognized national overnight courier service, one (1) day after it has been deposited with such service, or (iii) if mailed, three (3) days after it has been deposited in the U.S. mails, postage prepaid, certified mail, return receipt requested. All notices shall be addressed to the parties at the respective addresses indicated herein or such other address as either party may in the future specify in writing to the other. A copy of any notice addressed to the Company shall also be delivered to Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, NJ 07068,
Attention: Peter H. Ehrenberg, Esq.

     16. HEADINGS. Headings used in this Agreement are for convenience of reference only and do not affect the meaning of any provision.


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     17. COUNTERPARTS. This Agreement may be executed as of the same effective date in one or more counterparts, each of which is deemed to be an original.

     18. BINDING AGREEMENT; ASSIGNMENT. This Agreement shall be binding upon, and shall inure to the benefit of, Employee and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to Employee and may not be assigned by him. Any attempted assignment in violation of this Section 18 shall be null and void.

     19. NO WAIVER. No waiver of any kind by the Company of any past, present or future conduct of Employee shall be valid unless it is made in writing executed and delivered by the Company. No failure or delay on the part of the Company to exercise any right, remedy, power or privilege in connection with this Agreement shall preclude or limit in any way the exercise of any other right, remedy, power or privilege by the Company.

     20. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof. The state and federal courts of the State of New Jersey shall be the exclusive courts within which to bring a dispute relating to this Agreement and the subject matter hereof.

     21. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters.

     22. AMENDMENTS. This Agreement may only be amended or otherwise modified by a writing executed by all of the parties hereto.

     23. COOPERATION AND FACILITATION OF TRANSITION MATTERS. Employee agrees to cooperate both during and after his employment with the Company, at the Company's sole cost and expense, with the investigation by the Company involving the Company or any employee of the Company. If this Agreement is terminated for any reason other than by the Company due to Employee's death or Disability, Employee will for a period of nine (9) months after the termination, at the Company's sole cost and expense, take all reasonable actions as may be reasonably requested by the Company from time to time to maintain for the Company the business, goodwill, and business relationships of any such entity's clients or matters with which or about which Employee worked during the term of Employee's employment by the Company or any predecessor or successor. By way of illustration, (and not as an exhaustive list), in order to carry out Employee's obligations under this Section 23, if requested by the Company (and in the manner so requested) Employee shall (i) notify clients or other business contacts of Employee's departure, (ii) introduce such clients or others to successor contacts designated by the Company, and (iii) provide the Company with all information relevant to Employee's work for the Company and the servicing of such matters and clients. The Company shall cooperate with Employee to reasonably limit the time to be expended by Employee to carry out his obligations under this Section 23 so as to not interfere in any material respect with the time needed by Employee to perform his duties of employment with third parties or to seek other employment following the termination of his employment with the Company.

     24. NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 24 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Employee or his estate and their assigning any rights hereunder to the person or persons entitled thereto.


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

     25. SOURCE OF PAYMENT. All payments provided for under this Agreement shall be paid in cash from the general funds of Company. Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if Company shall make any investments to aid it in meeting its obligations hereunder, Employee shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Company and Employee or any other person. To the extent that any person acquires a right to receive payments from Employee hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of Company.

     26. SURVIVAL. Sections 2.5, 2.6 and 6 through 26 of this Agreement shall survive the termination of this Agreement.

    27. NO CONFLICT. Employee warrants and represents to the Company that he is not subject to any contractual obligation which precludes him from executing and performing this Agreement or which would limit in any respect the responsibilities which Employee may perform hereunder.

   28. WAIVER OF JURY TRIAL. Each party hereto (each, a "Party") hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each Party (a) certifies that no representative of the other Party has represented, expressly or otherwise, that such other party would not, in the event of any suit, action or other proceeding, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this
Section 28.


         [signature page follows] ______________________________________




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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                 -------------------------------
                                 DANIEL C. PRYOR

                                 WILSHIRE ENTERPRISES, INC.


                                 By:____________________________
                                    Name:
                                    Title:




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